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[ALAMOSA LOGO]          NEWS RELEASE





CONTACT:      JON D. DRAKE
              DIRECTOR OF INVESTOR RELATIONS
              ALAMOSA HOLDINGS, INC.
              806-722-1455
              JDRAKE@ALAMOSAPCS.COM

                         ALAMOSA LAUNCHES EXCHANGE OFFER

LUBBOCK, TEXAS (SEPTEMBER 12, 2003) - As the final step in a financial restructuring intended to de-leverage the company and stabilize its key business relationships, Alamosa Holdings, Inc. (OTCBB: ALMO), the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON, PCS), today commenced an exchange offer for its public indebtedness.

The exchange offer has the support of an ad hoc committee of public bondholders whose members hold approximately 45% in principal amount of Alamosa's outstanding public debt. If accepted, existing note holders would receive a package of new notes, preferred stock convertible into approximately 35% of the Company's common stock on a fully diluted basis and contingent value rights tied to the performance of the Company's common stock during the six months after consummation of the exchange.

Two key components of the restructuring, the renegotiation of the Sprint agreements under which Alamosa operates and the renegotiation of certain terms of Alamosa's senior secured credit facility, have already been accomplished, subject to the consummation of the exchange offer. The renegotiated Sprint agreements will provide long term pricing predictability for service bureau fees and stability to the rates charged for inter service area fees, while the renegotiated credit facility terms, which have already been unanimously approved by the senior secured lenders, will provide additional flexibility by easing certain debt covenants.

The restructuring plan will provide for over $240 million of principal debt reduction and over $260 million in cumulative cash interest expense savings and expected economic benefits resulting from modifications to the Sprint agreements. Collectively, the restructuring and amendments to the Sprint agreements will allow management to focus on maximizing its business plan and capitalizing on growth opportunities while preserving Alamosa's flexibility to pursue attractive business acquisitions and combinations.


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ALAMOSA LAUNCHES EXCHANGE OFFER
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September 12, 2003
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The exchange offer contemplates that holders of the outstanding $400 million aggregate principal amount of Alamosa's 12.5% senior notes and 13.625% senior notes each due 2011 (collectively, "Senior Notes") will receive an aggregate recovery consisting of $260 million in Alamosa (Delaware), Inc.'s new 11% Senior Notes due 2010 (the "New Senior Notes") and 400,000 Units ("Units") consisting of 1 share of Series B Convertible Preferred Stock of Alamosa (the "Preferred Stock") and 73.61 Contingent Value Rights ("CVRs") and accrued but unpaid interest as of the date of the exchange. The holders of the outstanding $298 million accreted amount of Senior Discount Notes due 2010 ("Senior Discount Notes" and together with the Senior Notes "Existing Notes") would receive approximately $194 million in Alamosa (Delaware), Inc.'s new 12% Senior Discount Notes due 2009 and 298,000 Units.

The Preferred Stock will have an initial liquidation preference of approximately $250 per share, which will accrue daily and compound quarterly at a rate of 6% for the first five years from the date of issuance. Thereafter, holders of Preferred Stock will be entitled to receive cash dividends at an annual rate of 4.5% of the accreted value of the Preferred Stock. Based on an initial conversion price of $3.40, the Preferred Stock shall be convertible into approximately 51.4 million shares of Alamosa's common stock, representing approximately 35% of Alamosa's outstanding common stock on a fully-converted, fully-diluted basis. The CVRs may entitle the holders thereof to receive additional payments in the form of cash, subject to certain restrictions under the senior secured credit facility, debt or common stock, the amount of which will depend on the performance of Alamosa's common stock for the period ending six months from the close of the restructuring transactions.

The proposed exchange offers require holders of 97% of the face amount of the Existing Notes to tender their securities. If less than 97% of bondholders agree to tender their Existing Notes, Alamosa has the option, should it choose to pursue it, to seek to complete the restructuring plan through a pre-packaged plan of reorganization. The pre-packaged plan would provide the same consideration to bondholders and embody the same amendments to the Sprint agreements and senior credit facility. It could be effectuated with support of only two thirds in principal amount and more than fifty percent in number of the bondholders. The prepackaged plan of reorganization would not affect any other creditors of Alamosa. The Company emphasized that the board of directors has not taken any action to approve this option of a pre-packaged bankruptcy filing at this time. No assurance can be given that a final plan for restructuring Alamosa's debt will be consummated, or, if consummated, what the final terms may be.

This announcement does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities.


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ALAMOSA LAUNCHES EXCHANGE OFFER
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September 12, 2003
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ABOUT ALAMOSA
Alamosa Holdings, Inc. is the largest PCS Affiliate of Sprint based on number of subscribers. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of
15.8 million residents.

FORWARD LOOKING STATEMENTS
Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2002 and in subsequent filings with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.


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